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                                                                    EXHIBIT 99.1

                         [ZIXIT CORPORATION LETTERHEAD]

                                                                    NEWS RELEASE
                                                           For immediate release
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      INVESTOR CONTACT: BEVERLY V. FUORTES (972) 702-7057 INVEST@ZIXIT.COM

        ZIXIT CORPORATION ANNOUNCES TERMS OF INVESTMENT BY HUIZENGA GROUP
                  GROUP OPTS FOR MAXIMUM $44 MILLION INVESTMENT

DALLAS - April 10, 2000 - ZixIt Corporation (Nasdaq: ZIXI) announced today that a group of investors led by H. Wayne Huizenga has opted to invest the maximum $44 million amount available under the investment arrangement previously announced on March 23, 2000.

The Huizenga Group will purchase 916,667 shares of common stock for $44 million, or $48.00 per share, which reflects a premium of $1.25 per share over the ten-day average closing price of the stock on March 1, the day before the conditional arrangement was agreed in principle. Additionally, the Huizenga Group will receive 10-year warrants to purchase an additional 916,667 shares at a price of $57.60 per share, a 23% premium over the 10-day average closing price.

The Huizenga Group includes H. Wayne Huizenga, as well as a number of senior executives from both Huizenga-related and non-related companies.

In connection with the transaction, David P. Cook, chairman and chief executive officer of ZixIt Corporation, will reallocate 1,222,223 of his personal option shares in the company to the investor group. This will be the second time that Mr. Cook has contributed a portion of his personal shareholdings for the long-term benefit of the company and its shareholders. As previously announced, Mr. Cook reallocated approximately 254,000 option shares to internal ZixIt personnel, primarily technical employees. Mr. Cook retains approximately 2.5 million option shares.

The completion of this transaction is subject to definitive agreements and the approval of ZixIt Corporation's board of directors.

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               ZixIt Corporation Announces Terms of Investment by Huizenga Group
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ZixIt Corporation provides products and services that enhance security, privacy, and convenience on the Internet. ZixIt's flagship product, ZixMail(TM), is a secure document delivery, private email, and message tracking service that enables users worldwide to easily send and receive encrypted and digitally signed communications using their existing email systems and addresses. ZixIt is also developing ZixCharge(TM) - a shopping portal and Internet payment authorization system. For further information, visit www.zixit.com or contact investor relations at 972-702-7057.

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